UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K/A

AMENDED CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  October 11, 2012  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                     (State or other jurisdiction                         (Commission File     IRS Employer
of incorporation)                                      Number)            Identification Number)

Accredited Business Consolidators Corp.
c/o Accredited Suppliers Nicaragua S.A.
De La Estatua de Montoya
1 Cuadra al Sur
Casa Esquinera
Apartado PA-228
Managua 10000
Nicaragua

(Address of principal executive offices)

1-267-864-7737 or +505-8796-8888
(Registrant's telephone number, including area code)

196 West Ashland
Doylestown, PA  18901
(Former Name or Former Address, if changed since last report)

ITEM 2.02  Results of Operations and Financial Condition
ITEM 2.06  Material Impairments
ITEM 4.02  Non-reliance on previously issued financial statements

On September 24, 2012, the Securities and Exchange Commission provided certain comments with respect to our 10-K Annual Report for 2011 and our 10-Q Quarterly Report ending June 30, 2012.  These comments by the SEC's staff warrant us to revise the previous filings as stated in our response to the SEC's comments which we filed on October 11, 2012.  Shareholders should carefully read the SEC's letter to us and our response thereto, which are reproduced below.

On October 12, 2012, we filed an 8-K Current Report referencing Item 4.02 Non-Reliance on Previously Issued Financial Statements.  In this regard, we did not mean to infer that our previously financial statements should be disregarded in their entirety. Indeed, our financial reports contain accurate information if considered on a strictly cash basis without any write-downs of our investments based on current market conditions.  The majority of the information that will be contained in the subsequent Amended 10-K for the year ending December 31, 2011 will be additional information and cumulative supplemental data rather than changes except as described below.

The actual changes to our financial statements that we agreed to make involve writing down the value of certain stocks that we purchased on the open market and to conduct an impairment analysis.  As explained in more detail on the attached exhibits, we agreed to amend our 10-K report to devalue our investment and claim an impairment loss in Rodman & Renshaw Cap. Group. Inc. to reflect the market value of the investment as of December 31, 2011.  Specifically, our investment into the common stock of Hudson Holding Corp. was converted into Rodman & Renshaw Group, Inc. common stock pursuant to a merger on what we believe to be inappropriate terms.  The merger was unfair to shareholders and caused them a significant loss based on the market value of their stock.  Therefore, we will revisit the financials to show an impaired value of this stock as of December 31, 2011, at $1,826 instead of $22,325.  We also agree to show our investment in James Monroe Capital Corp. to have an impaired value of $100 instead of the cost based value of $200 we showed on our financial statements.  This impaired value is based on the market price of the James Monroe Capital Corp. stock as of December 31, 2011.  Of course, our bottom line assets will be reduced by the difference between the cash based value contained in our reports and the impaired valuation described above, i.e., a reduction of the assets by $20,599.00 as of December 31, 2011 due to the planned impairment of the asset.

We also agreed to correct an obvious error in footnote 5, which describes our cash and bank accounts as of December 31, 2011.  In the footnote, we accurately depict the cash value of these accounts (minus two dollars), but, due to a typographical error, we listed the total as $10,966.87.  We also listed one of the accounts as being $2.00 less than the true value.  The correct value of all three accounts in their totality is $1,468.72.  This affects the footnote only, not the actual financial statements which display the correct amount of cash we had on hand as of December 31, 2011.

Our officers and directors, including Joanna Chmielewska, our President and Director, and Andy William, our Vice President and Director, authorized our plan to revalue the two stocks by engaging in an impairment analysis and using the end of year market value instead of the cash price we paid in the Annual Report ending December 31, 2011, filed on March 8, 2012.  To the extent that we believe that the forthcoming amendment will reflect a $20,599.00 and $100.00 reduction due to an impairment valuation of the investments, our two executives have authorized us to announce that the prior reports should not be relied upon to this extent since the market value (impaired value) as of December 31, 2011, of the stocks is less than our listing the cash amount we paid as the value in the report.  Similarly, the same impaired values of these stocks will be brought over to our Amended 10-Q for the First Quarter Ending March 30, 2012 that we anticipate filing to correct the quarterly report we filed on August 29, 2012.  Our executives and directors approved this course of action on October 11, 2012.

To date, we have not discussed this matter with our auditor.  Our planned course of action is to prepare amendments that contain the devaluations based on the impaired value and present it to the auditor for review.  Therefore, there does exist a risk that the auditor will not agree with our choice to impair the value of the stocks based on the market value as of December 31, 2011.  In the event that a disagreement with our auditor occurs, we would make an announcement promptly.  Regardless, shareholders should take note that the situation's facts are as follows: We paid $22,325 for stock in Hudson Holding Corp. which merged into Rodman & Renshaw Group in a manner that was not fair to shareholders. As of December 31, 2011, the market value of the investment was only $1,826.  Whether we choose to write this down when we sell the stock (cost basis) or use the market value (impaired value), it is unlikely that we will ever make back our initial investment into that enterprise unless their stock price miraculously recovers.   Shareholders certainly should not invest in our Company based on our ownership of the Rodman & Renshaw Group shares.

We further note that we make this clarification and amendment based on comments received from the Securities and Exchange Commission on October 16, 2012.  We have produced the text of the comments as Exhibit C below.  Our response to their comments is the filing of this Amended 8-K along with a standard cover letter.

We are responsible for the adequacy and accuracy of the disclosure in our filings.  Staff comments and changes to our disclosures do not foreclose the SEC from taking action with respect to the filing.  The SEC asks us to state that the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws; however, we decline to do so since the matter of legal defenses would be something determined by licensed legal counsel in the event of litigation and we are not in a position to waive defenses by making such statements.  Shareholders should be advised that the SEC, however, takes the position that companies may not assert that staff comments are a defense to proceedings filed under federal securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   October 18, 2012
ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Andy William
Andy William, Vice President and Chief Operating Officer
          web:  www.accreditedbiz.com
          fax:  1-267-371-5168

Exhibit A  -- Text of SEC's Letter to Accredited Business Consolidators Corp.  September 24, 2012

Securities and Exchange Commission
Washington, DC  20549

September 24, 2012

Joanna Chmielewska

President and Chief Financial Officer

Accredited Business Consolidators Corp.

196 West Ashland St.

Doylestown, PA 18901

Re: Accredited Business Consolidators Corp.

       Form 10-K for the year ended December 31, 2011

       Filed March 8, 2012

       File No. 000-27182

Dear Ms. Chmielewska

We have reviewed your filing and have the following comments. In some of our comments, we may ask you to provide us with information so we may better understand your disclosure.

Please respond to this letter within ten business days by amending your filing, by providing the requested information, or by advising us when you will provide the requested response. If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response.

After reviewing any amendment to your filing and the information you provide in response to these comments, we may have additional comments.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, page 7

1. Please file an amended Form 10-K to include MD&A compliant with Item 303 of Regulation S-K. Specifically, the information you provide on page 7 does not provide the discussion of liquidity, capital resources, or results of operations. Further, you have not provided a discussion of Critical Accounting Policies. We may have further comment upon review of your revised document.

Item 8. Financial Statements and Supplementary Data

Independent Accountants’ Report, page 11

2. We note your audit report was signed by Berman W. Martínez y Asociados, an audit firm registered with the PCAOB and based in Managua, Nicaragua. In accordance with Article 2 of Regulation S-X, we believe that the audit report of a registrant (that is not a foreign private issuer) should ordinarily be rendered by an auditor licensed in the United States. Further guidance may be found in Section 5.J of "International Reporting and Disclosure Issues in the Division of Corporation Finance" on the Commission's website at <http://www.sec.gov/divisions/corpfin/internatl/issues1004.htm>. Please tell us why you selected an auditor licensed outside of the United States to audit your financial statements, in light of the fact that you were incorporated in Pennsylvania. We note that the address of your principal executive offices is Doylestown, Pennsylvania as well. Tell us where the audit was physically performed and where the operations, assets and books and records of the company are physically located. Please note that it is your responsibility to provide financial statements audited by an auditor who meets the requirements of Rule 2-01(a) of Regulation S-X. Please tell us how you determined that you meet the requirements of Rule 2-01(a) of Regulation S-X. Also, please tell us what consideration you gave to Pennsylvania state laws governing audits of Pennsylvania companies performed by foreign auditors. We may have further comments upon review of your response.

3. The opinion paragraph of the Accountant’s Report should be revised to specify the length of the “period” ended December 31, 2011. That is, the opinion paragraph, as currently drafted, does not specify whether the “period” is a day, quarterly period, annual period, or other length of time.

General

4. Please discuss the consideration given to whether you are subject to the guidance set forth in ASC Topic 946 and explain the basis for your conclusion. If you do not believe that you are currently subject to the guidance for Financial Services – Investment Companies, please tell us whether or not you expect to qualify as an Investment Company in the future and provide support for your conclusion.

5. Please tell us in your response how you considered whether or not you qualified as an Investment Company as defined in Section 3 of the Investment Company Act of 1940. Your attention is drawn, specifically, to the description of activities and the asset test defined in Section 3(C) of the Act. We may have further comment upon review of your response.

6. In this regard, we note that you are finalizing documents to raise capital as a Business Development Corp. under the Investment Company Act of 1940. Please explain your relationship to ABCD and to ACDU and tell us which company is considered to be subject to the above referenced act. Please also describe the current status of your efforts. We refer to the disclosures in Item 2 under the heading of “Plan of Operations and Statement of Operations.”

7. Please file an amended Form 10-K to include financial statements compliant with Rule 8-02 of Regulation S-X. Specifically, two years audited financial statements are required; but you have provided only one year. We may have further comment upon review of your response.

8. Please amend your document to provide footnote disclosure of your significant accounting policies. From review of your balance sheet, the policies that should be addressed, at a minimum, are cash and equivalents, accounts receivable, investments, and revenue recognition. Please review all of your processes and procedures to ensure all significant accounting policies are disclosed in your revised filing.

9. Refer to the first risk factor included under Item 1A. Risk Factors. Based upon our review of your narrative discussions and your Statement of Operations, it appears that you constitute a development stage entity pursuant to ASC 915-205-20. Please revise your financial statements to comply with the guidance for development stage entities or provide support for your assumption that this guidance is not applicable. We may have further comment upon review of your response.

Note 5 – Cash and Bank Accounts

10. Please revise this note to ensure mathematical accuracy both within this table and as to the amount(s) stated on the face of the balance sheet.

Note 6 – Temporary Investments (Stocks)

11. Please revise this note to include descriptions of each investment, similar to that included on page 4. Additionally, please revise the table to include the percent ownership for each investment listed. For investments in entities that are not active or are in financial difficulty, support your assertion that impairment is not necessary.

12. We note, from the balance sheet, that the registrant has a $5,560.77 investment in Accredited Business Consolidators Corp. as of December 31, 2011. Please explain to us in your response how the company is able to invest in itself and tell us why this investment is not considered to be impaired as of the balance sheet date. We may have further comment upon review of your response.

Item 9A. Controls and Procedures

General

13. Given the significant deficiencies in your Form 10-K for the year ended December 31, 2011 as well as your Form 10-Q for the quarterly period ended June 30, 2012 (see comment below), please either revise your assessments of Disclosure Controls and Procedures and Internal Control over Financial Reporting K as included in your Form 10-K and the assessment of Controls and Procedures as included in the Form 10-Q to “ineffective,” with all required related disclosures as detailed in Items 307 and 308 of Regulation S-K, or support your assertion that these controls were effective as of December 31, 2011.

Joanna Chmielewska Accredited Business Consolidators Corp. September 24, 2012 Page 4

Management’s Annual Report on Internal Control Over Financial Reporting

14. As a related matter, please ensure this assessment is presented as of the correct date. The current assessment indicates the assessment was performed as of the end of the first fiscal quarter, not as of year-end, December 31, 2011.

Form 10-Q for the Quarterly Period Ended June 30, 2012

15. Please file an amended Form 10-Q to include the required comparative financial statements. Interim financial statements should include a balance sheet as of the end of the most recent fiscal quarter, a balance sheet as of the end of the preceding fiscal year, and income statements and statements of cash flows for the interim period up to the date of such balance sheet and the comparable period of the preceding fiscal year. Refer to the guidance in Rule 8-03 of Regulation S-X.

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filing to be certain that the filing includes the information the Securities Exchange Act of 1934 and all applicable Exchange Act rules require. Since the company and its management are in possession of all facts relating to a company’s disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

In responding to our comments, please provide a written statement from the company acknowledging that: the company is responsible for the adequacy and accuracy of the disclosure in the filing; staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

You may contact Amy Geddes at 202-551-3304 or Margery Reich at 202-551-3347 if you have questions regarding comments on the financial statements and related matters. Please contact me at 202-551-3211 with any other questions.

Sincerely,

/s/ David R. Humphrey

David R. Humphrey

Accounting Branch Chief

Exhibit B   ACDU's Response of October 11, 2012, to the SEC's letter of September 24, 2012

Accredited Business Consolidators Corp.

Physical address:
c/o Accredited Suppliers Nicaragua S.A.
De La Estatua de Montoya, 1 Cuadra al Sur
Casa Esquinera
Apartado PA-228
Managua 10000, Nicaragua
+505-8796-8888

Mailing Address:

196 West Ashland

Doylestown, PA  18901

(267) 864-7737

(267) 371-5168 Facsimile

info@accreditedbiz.com

October 11, 2012

David R. Humphrey

Accounting Branch Chief

Securities and Exchange Commission

Washington, DC  20549

            In re:    Accredited Business Consolidators Corp.

                        Form 10-K for the year ended December 31, 2011

                        Filed March 8, 2012

                        File No. 000-27182

Dear Mr. Humphrey:

This office is in receipt of the letter from you dated September 24, 2012, relating to our 2011 annual report.  We appreciate the time spent by the Securities and Exchange Commission (“SEC” or “Commission”) in assisting us comply with our reporting obligations and our desire to provide current, adequate information to our shareholders.

Despite not having any near-term intention of engaging in share issuances, fundraising activities for our primary company, or issuances of stock for debt, Accredited Business Consolidators Corp. (“ACDU”) strives to comply with the Securities Exchange Act of 1934 and Securities Act of 1933.

In certain instances outlined below, the SEC’s staff suggests that amendments to our filings be made.  In the following discussion, we agree with some of the points made by the Commission.  However, as many of the issues involve the financial statements and footnotes thereto, we must re-engage the audit process.  Due to limited staff availability, and the fact that devoting all of our resources to compliance issues could harm our core business activities, we cannot guarantee what amount of time will be needed for us to accurately amend the filings and have our auditor review them.  We hope that the process can be completed on our end within twenty-one (21) days; however, we cannot ascertain the amount of time our auditor will require to complete his review. We will update the SEC after twenty-one (21) days to advise of the progress in this regard. We will inform our shareholders accordingly and make copies of all correspondence available to them through the Form 8-K process.

In certain instances, the SEC’s staff pointed to informational errors and omissions.  We assure the SEC that said errors constitute mistake on the part of management and was not part of any attempt to provide incomplete or deceptive information.  Most of the errors are attributable to our attempts to maintain our records on a cash basis.  We remind our shareholders, as we repeatedly have explained within our reports, that an investment into ACDU constitutes an extremely high risk endeavor.  It should be considered only by professional investors who have experience trading over the counter securities and who understand that they could lose some, or all, of their investment.

We will address each of the SEC’s staff comments in the same numerical order as contained in the letter.

1.      Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations, page 7.

The SEC’s staff suggests that we file an Amended 10-K to include additional management discussion and analysis pursuant to Item 303 of Regulation S-K.  We agree to amend our form 10-K for the fiscal year ending December 31, 2011, as soon as practicable.

2.      Independent Accountants’ Report, page 11 (appropriateness of location)

In the letter, the SEC’s staff inquires about the appropriateness of selecting an auditor from outside the United States.  We selected an auditor in Nicaragua because we maintain no physical presence in the United States.  We made it clear in our various filings that our Doylestown, Pennsylvania, address consists of a virtual office.  Our officers are in Europe and in Central America.  Our Vice President, Andy William, is located in Nicaragua and maintains the vast majority of the corporate records.  Our business activities are heavily based in Nicaragua including our loans to Richwood Eco Ventures (involved with Rich Corporacion, S.A., of Nicaragua), Accredited Suppliers, Inc. (involved with Accredited Suppliers Nicaragua, S.A., of Nicaragua), and others.

To clarify our location and officers being outside of the United States, we filed an 8-K on October 11, 2012, reiterating that our Pennsylvania address is a virtual address.  We also provided the address for our office in Nicaragua where records are physically stored.

The audit of our December 31, 2011, annual report occurred in Nicaragua.  Copies of records stored in Nicaragua were provided to the auditor.  Our bank records are received only in digital form and were made available to the auditor in Nicaragua.  Our accountant, who was contracted by us to assist in the preparation of financial statements, also resides in Nicaragua.

We believe that the plain language of Rule 2-01(a) of Regulation S-X allows us to utilize an auditor that is licensed in the jurisdiction where their firm is located.  We are mindful to the SEC staff’s interpretation of the Rule; however, it seems to conflict with the plain language of the regulation.  Indeed, nothing in the Rule requires an entity to use an auditor in any specific location.  Such a requirement may even contravene fair trade agreements that the United States is a party to.

Therefore, any assumption that an issuer incorporated in Pennsylvania, but having its files and officers in Nicaragua, must use an auditor in the United States would be arbitrary, capricious, and contrary to the plain language of the regulation.

With respect to Pennsylvania law, there exists nothing in the Business Corporation Law of 1988 that requires us to use an auditor within the United States.  On the contrary, the only requirement is that we maintain a Commercial Registered Office Provider in Pennsylvania.  We do so by utilizing the services of ABC Agents, Inc., listed and registered with the Pennsylvania Secretary of State as a Commercial Registered Office Provider.   Additionally, we maintain the virtual office in Pennsylvania to make it easy to receive correspondence from the United States.

Without regard to the merits of the SEC staff’s interpretation, we would be contravening its goal and intent if we chose an auditor in the United States since we have no physical presence there.  Our officers and agents would not be able to meet with an auditor in that location because of onerous visa requirements that would delay or even prohibit travel.  The records and documents maintained by our enterprise would have to be imported into the United States or transmitted digitally.  Using an auditor in the United States would be unduly burdensome, expensive, and would make our reporting requirements practically impossible to comply with.  As is made clear from our filings, we are with limited resources.  Considering our situation, we would hardly be a proper entity to test what appears to be an overzealous interpretation of the plain language of Section 2.01(a) of Regulation S-X.  Indeed, there may be entities that would be more appropriately served by an auditor in the United States, but with our Nicaraguan ties, we are not one of them.

Therefore, we see no reason to alter our decision to use a Nicaraguan audit firm.

3.      Independent Accountants’ Report (length of period)

In the SEC staff’s letter, it is noted that the Accountant’s Report does not indicate what the period ended December 31, 2011 consists of.  The Commission suggests that the report should be amended.  We will ask our auditor to amend the report along with our modifications as discussed herein.  In the interim, by publishing a copy of this letter in a Form 8-K, we make it clear to our shareholders that the report ending December 31, 2011, was an annual report and the auditor examined the annual statements. The inadvertent omission does not appear to be material and will be corrected as promptly as feasible.

4.      ASC Topic 946—Financial Services—Investment Companies

The SEC’s staff asks us to discuss the consideration given to whether we are subject to the guidance set forth in ASC Topic 946 (relating to investment companies) and to explain the basis for our conclusion.  The staff also request that we advise if we believe we expect to be qualified as an Investment Company in the future and the support for our conclusion.

ASC Topic 946 relates to investment companies that meet the specific criteria found in Chapter 946-10-15-2.  To qualify as an investment company, the only substantive activities of the entity are investing in multiple investments for returns from primary business activity.  In our case, our business activities are broader.  While we do invest in some startup entities, many which are affiliated with us and which we make clear we have a conflict of interest in doing so, we also hope to earn income and profit through the issuance of loans, receipt of management consulting fees, and commissions and royalties from our advertising, travel services, and other diversified ventures.

An investment company must state that its express business purpose is investing to provide returns from capital appreciation, investment income, or both.  We have not stated this to be our express business purpose.  Indeed, it is not our express business purpose.  Our express business purpose is broader.

Chapter 946-10-15-2 requires that an investment company utilize “unit ownership” which many of our activities do not comply with.  An investment company must also use a “pooling of funds” system that many of our investments do not utilize.  We, as an entity, do not utilize any “pooling of funds” and we have not used our status as a public company to raise funds.  In fact, we have not raised money through share issuances since 1996.

Finally, an investment company evaluates the performance of its investments utilizing a “fair value” system.  We have not engaged in the necessary “fair value management” to become an investment company.  Presently, we have reported our interests in cash without any write down for fair value.  We also do not have the ability to determine the “fair value” of some of the investments we made.   In some instances, we have no non-public information about the entities and said entities are non-reporting entities.  Therefore, we have no method to gauge the “fair value” of the investment and our ultimate returns may not be based on the value of the entities at all, but rather on the whims of market speculators where the equities trade over the counter.  Pursuant to the SEC’s staff comments, we will attempt to provide a more fair value based on market price guidance; however, we have no method to engage in a true “fair value management” as to these investments that would allow us to be classified as an investment company.

We do not anticipate that we will be an investment company under the strict definition found in Chapter 946-10-15-2 in the near future.  While we are not limiting ourselves to assert that we will never revisit that statement, it is not something that will occur within the reasonable future.  On the contrary, we believe that our focus will be on developing business within ACDU through direct contracts or subsidiaries.

5.      Qualification as an Investment Company under the Investment Company Act

The SEC’s staff ask us to state how we considered whether or not we qualified as an investment company under Section 3 of the Investment Company Act of 1940, specifically, the description of activities and asset test defined in Section 3(a)(1)(C) of the Act.

We would not be considered an “investment company” because of Section 3(b)(1) of the Investment Company Act of 1940.  Indeed, we are engaged in businesses other than that of investing, owning, holding, or trading in securities.  We provide management consulting services, loans, collect travel commissions, receive commission on internet advertising, and, as recently announced, now provide internet hosting and internet domains through our associates.

As stated in our report, most of the entities that we propose being affiliated with have not yet issued securities except where stated in our financial statements that we own stock in the entities.  Our business relationship with the companies presently involves our loaning money to them.  Since our commissions related to our other businesses, such as our travel business and internet advertising services, have so far been de minimus, our primary activity involves providing loans to the entities we provided money to at a set interest rate.  Therefore, we also fall under the exception to being an “investment company” found in Section 3(c)(4) relating to companies that substantially all of its business is confined to making small loans or similar businesses.

While we note that it appears that, at the end of the fiscal year 2011, we had more than forty per centum (40%) of our assets in securities, this situation is temporary.  Our loan portfolio and non-stock assets will most likely exceed the shares by the end of this fiscal year.  Moreover, we have begun liquidating a portion of our stock holdings.  Furthermore, pursuant to the staff’s suggestion, we will note some of our investments in stock as impaired which will result in a further decrease in the value of our stock-based assets. Finally, our investment in our own stock would not be considered towards the forty per centum (40%) figure.

6.      Accredited Business Development Company

In paragraph 6 of the letter, the SEC’s staff inquires about our statement that we are finalizing documents to raise capital as a business development company as defined by the Investment Company Act of 1940.  We do not plan to raise capital as a BDC and we do not purport to be a BDC.  However, we are affiliated with a company, Accredited Business Development Company, which may seek to raise capital as a BDC in the future.  However, ABDC has not taken the steps necessary to move forward at this time.  ABDC’s sole actions, as of the present date, is that it was formed as a corporation and acquired a Central Index Key number from the SEC.  It has not sought to raise capital.  It has neither solicited any person nor received funds from any person.  ABDC presently maintains no assets and no debt.  In the event that ABDC prepares the documents to move ahead with its forward looking goal of raising money as a BDC, it would file the appropriate paperwork with the SEC and register to do so.  Our role with ABDC would be assisting it with management of the enterprise and possibly as an investor in the Company.  In the event of a development with respect to the program, we would file appropriate notifications to our shareholders and make our role clear.

7.      Amended 10-K to include two years of audited financial statements.

The SEC’s staff recommends that we file an Amended 10-K to include two years of audited financial statements.  The staff noted that we filed only a single year of audited financial statements.

We agree to amend our 10-K to include two years of audited financial statements as soon as practicable.  In the interim, our shareholders are reminded that we filed audited financial statements for the year 2010 in our annual report lodged with the SEC on April 15, 2011.  However, in reviewing the filings, our shareholders should also consider our statements in this letter.

8.      Footnote disclosure of accounting policies

The SEC’s staff recommends that we file an Amended 10-K and include additional disclosure of our accounting policies through footnotes.  We agree to revise our 10-K and provide additional disclosure of our accounting policies.  In the interim, by publishing this letter, we advise our shareholders that we used a cash accounting basis and:  (1) Our listed cash consisted of liquid money in our bank accounts, brokerage accounts, or on hand; (2) Our accounts receivables primarily consisted of loans to the startup entities that we are affiliated with as discussed in the body of our report; (3) We used a cash basis as to our investments and the amounts showing are the actual amount we paid for the stock in question without any write down or modification of value based on the current market price for the stock.  As stated herein, we will be amending the Form 10-K to include the impaired value of certain stocks addressed below.

9.      Development Stage Entity

The SEC’s staff suggests that we are considered a development stage entity.  The staff suggests that we make the necessary disclosures required by ASC 915-205-20.  This standard requires development stage companies to disclose in its reports a cumulative summary of its expenses and certain cash flows since inception.  We agree to amend our filings to include this information; however, it would be illogical to provide the information from inception.  Doing so would provide a confusing set of data that would mislead our shareholders.  Rather, we intend to include the cumulative information from the date we emerged from bankruptcy in 1998.

Specifically, prior to becoming ACDU, our enterprise was a nationwide restaurant chain known as the Italian Oven.  In 1996, the Italian Oven entered bankruptcy protection.  Through the Chapter 11 process, the Company was divested of all assets in favor of creditors.  In 1998, the bankruptcy reorganization was finalized and the Company emerged with no assets, no business plan, and no debt.  The Company remained dormant until 2008 when My Pleasure Ltd., of the United Kingdom, purchased control of the enterprise by making a direct investment into the entity.

Therefore, it was in 1998 that the Company became a development stage company.  As such, the disclosures required by ASC 915-205-20 should begin at that time and will be calculated and included in an amended report.  To include financial data prior to that in a cumulative form would mislead shareholders by showing millions of dollars worth of extinguished expenses that did not result in any present debt and which have nothing to do with ACDU’s present business plans.  This would contravene the intent of ASC 915-205-20 and related provisions.

10.  Note 5 – Cash and Bank Accounts

In the letter, the SEC’s staff pointed out that a typographical error occurred with respect to the calculations contained in the footnote as compared to the balance sheet.  We agree to amend the Form 10-K to correct this error.  In the interim, by publishing this letter in an SEC Form 8-K, we are notifying our shareholders that the amount listed in the balance sheet is correct.  The $1,468.72 amount contained in the balance sheet constitutes the total amount of cash available to the Company.  This amount includes $327.99 and $640.31 in our bank accounts, and $500.42 in our brokerage account.  The total amount shown in the footnote of our Form 10-K should be disregarded as a typographical error.

11.  Revision of notes to include description of investments

The SEC’s staff suggests that ACDU amend its reports to provide shareholders with a description of each investment.  We agree to do so.  In addition, the SEC’s staff inquires whether the investments should be subject to impairment devaluations.  As stated below, we agree to file an Amended 10-K that reflects an impaired value of certain investments based on the decline of their value based on market conditions.

Specifically, we agree to amend our 10-K report to devalue our investment and claim an impairment loss in Rodman & Renshaw Cap. Group. Inc. to reflect the market value of the investment as of December 31, 2011.  Specifically, our investment into the common stock of Hudson Holding Corp. was converted into Rodman & Renshaw Group, Inc. pursuant to a merger on what we believe to be inappropriate terms.  The merger was unfair to shareholders and caused them a significant loss in the market value of their stock.  Therefore, we will revisit the financials to show an impaired value of this stock as of December 31, 2011, at $1,826.00 instead of $22,325.00.

We also agree to show our investment in James Monroe Capital Corp. to have an impaired value of $100.00 instead of the cost based value of $200.00 we showed on our financial statements.  This impaired value is based on the market price of the stock as of December 31, 2011.

With respect to the remaining investments, we do not see a need to alter the value due to impairment as of December 31, 2011.

As to Hiland Terrace Corp., despite it having financial difficulties, the entity maintained significant assets.  We believe that, if liquidated, we would have recovered our full investment as of December 31, 2011.

Similarly, we maintain no indication as of December 31, 2011, that our investment in Industrial Supply Co. LLC and 3-101-53218 S.A. would need to be adjusted since we acquired a significant portion of the operations at a fairly low cost.  This is because we also agreed to provide certain consulting services along with the investment which we placed no monetary value on.

As to Southeast Banking Corp., while its shares ceased to trade during 2011, we did not see a need to adjust its value as of December 31, 2011.  Specifically, SBC was subject to bankruptcy protection at the time we made our investment.  Our basis for investing was done on the value of a plan to reorganize that entity which would have resulted in new stock being issued.  As of December 31, 2011, that plan remained viable and the investment price appeared to be fair.  We note that on October 10, 2012, the bankruptcy court entered an Order directing that the case proceed into liquidation because the plan could not be achieved.  As a result, we will most likely revalue this investment due to its impaired nature in our forthcoming annual report for fiscal year 2012.  Because of the recent conversion to Chapter 7 from Chapter 11, we do not believe the investment will achieve any return.  The place to make that determination will be the upcoming report.  We will also disclose the information in a Form 8-K filing after we fully analyze yesterday’s decision by the court.

As to Soluciones Faciles S.A., the management of that enterprise reported to us that its operations are successful.  In fact, Soluciones Faciles S.A. informed us that by the end of this fiscal year, we will receive a dividend from profits that are equal to or which exceeds our initial investment.  We have no basis to consider declaring an impairment loss.

As to Averion International Corp., the entity ceased to trade on the open market and became a private company known as Aptiv Solutions, Inc.  The common shares converted into preferred shares.  We do not presently maintain sufficient information to make a determination whether the investment should be deemed impaired.  We are aware that Aptiv Solutions, Inc. remains an active company and appears to be moving forward with its business plans.  Because of the de minimus amount of this investment, $1,601.00, and the fact that the enterprise continues to operate, we do not believe it appears to be appropriate for us to deem it impaired simply because we do not have current, adequate information about the enterprise.  We will make an inquiry to the enterprise and, if information is obtained, evaluate the matter for the 2012 annual report.

Finally, as to IAHL Corp., the market value of the investment significantly increased from the time period that we purchased the stock.  Therefore, we see no basis to deem the investment impaired as of December 31, 2011.

12.  Investment into ACDU

The Commission’s staff questions the portion of our annual report where we list an investment in ACDU stock.  The Commission asks how we can invest in ourselves and why we do not believe that the investment is not considered to be “impaired.”  During early 2010, ACDU engaged in a share buyback program.  We believe our purchase of shares complied with Rule 10b-18 under the Securities Exchange Act of 1934.  Specifically, we:  (1) Utilized only one broker or dealer on the days to bid for, or purchase, our common stock; (2) We did not make the opening purchase and did not purchase shares in the final 30 minutes before the scheduled close of the primary trading system; (3) We did not bid or purchase the shares at a price that is higher than the highest independent bid or last independent transaction price; and (4) Our purchases did not exceed 25 percent of the average daily trading volume of its shares.  ACDU filed a Form 4 disclosing the shares it purchased via the buyback on the open market.

It may be more appropriate to list the shares as treasury shares rather than an investment. Normally a Company does not conduct an impairment calculation with respect to treasury shares or shares in subsidiary enterprises.  ACDU listed the share purchase as an investment because we continue to maintain the shares in the name of Cede & Company through our broker.  However, in our amended filing, we will list the shares as treasury stock.

We listed the value of the investment to be the actual cash price we paid for the shares.

Considering the totality of the situation, unless we receive additional comments from the SEC’s staff, we believe it remains appropriate to leave the shares listed at the value they were purchased at through the 2010 buy back program.

13.  Assessment of Disclosure Controls

The Commission staff suggests we amend our assessment of disclosure controls and procedures and internal control over financial reporting in both the 2011 annual report and the quarterly report ending June 30, 2012, to state that our controls were ineffective based on certain deficiencies that the staff pointed out.  We agree to amend the reports and state that we believe our internal controls were ineffective which resulted in the Commission’s letter of September 24, 2012, and our response thereto. We intend to file the amendments as soon as practicable.  In the interim, we will release the Commission staff’s letter and this response to our shareholders via a Form 8-K today.

14.  Management’s Annual Report on Internal Control Over Financial Reporting

The Commission’s staff suggests that we amend our report to include the correct date on the assessment regarding internal control over financial reporting.  The Commission points out our typographical error that indicates the assessment occurred as of the first fiscal quarter rather than the year-end, December 31, 2011.  We agree that this typographical error should be corrected and we will do so as soon as practical.  In the interim, we clarify for our shareholders by publishing this response that our prior assessment should have read that it was done as of the fiscal year ending December 31, 2011.  We further note to our shareholders that, as we will be amending the notice in accordance with issue 13 above, they should not rely on our statement as to the effectiveness of the controls and that the amendment will state that our controls were not effective for the reasons contained in these communications.

15.  Comparative financial statements in quarterly report.

The Commission’s staff suggests that we file an Amended Form 10-Q for the period ended June 30, 2012, to include comparative financial statements from the prior year.  We agree that we will file an Amended Form 10-Q that includes the comparative data as soon as practical.  In the interim, if our shareholders desire to review this information immediately, they may refer to our Form 10-Q for the period ended June 30, 2011, filed on August 3, 2011.  In the future, we will include the comparative data as well.

16.  General

We have noted the SEC’s staff comments and, in addition to amending our 2011 annual report and our 2012 Second Quarter report, we will also incorporate the additional and/or omitted information in the forthcoming Form 10-Q for the period ending September 30, 2012.

We understand that we are responsible for the adequacy and accuracy of the disclosure in our filings.  We note that staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing.  While the SEC asked us to state that we may not assert staff comments as a defense in any proceeding under federal securities laws, as we do not maintain legal counsel on staff, we cannot affirmatively suggest in writing what may or may not constitute a defense under law and we would rely on legal counsel to advise us in the event of litigation.

We will act diligently in making the suggested corrections except where noted that, unless we receive further comments, we do not believe changes are necessary.

We reiterate that we appreciate the time and effort the Commission spent in reviewing our reports and making the comments to assist us in providing information to our shareholders.

Very truly yours,

/s/ Andy William

Andy William

Vice President

 EXHIBIT C- SEC Staff Comments Dated October 16, 2012

Securities and Exchange Commission
Washington, DC  20549

October 16, 2012                   By E-mail

Joanna Chmielewska
President and Chief Financial Officer
Accredited Business Consolidators Corp.
196 West Ashland St.
Doylestown, PA  18901

             Re: Accredited Business Consolidators Corp.
             Item 4.02 Form 8-K
             Filed October 12, 2012
             File No. 000-27182

Dear Ms. Chmielewska:

We have reviewed your filing and have the following comments.  In some of our comments, we may ask you to provide us with information so we may better understand your disclosure.

Please respond to this letter within five business days by amending your filing, by providing the requested information, or by advising us when you will provide the requested response.  If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response.
After reviewing any amendment to your filing and the information you provide in response to these comments, we may have additional comments.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or
Completed Interim Review

1. We have reviewed your disclosures under Item 4.02.  Please expand this section to disclose whether your board of directors, a committee of the board of directors, or the officer(s) of the Company authorized to take such action, concluded that your audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and your unaudited interim financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 should no longer be relied upon.  In addition, please disclose the date that such conclusion was made, and identify the financial statements and years or periods covered in the Form 10-K and Form
10-Q that should no longer be relied upon.  See Item 4.02(a)(1) of the Form 8-K instructions.

2. Also, please provide a brief description of the facts underlying the conclusion that these financial statements should no longer be relied upon.  We note you indicate you received a letter from us dated September 24, 2012 that warrant you to revise the previous filings;
however, please briefly describe the pertinent issues that warrant your conclusion that the financial statements identified should no longer be relied upon.  See Item 4.02(a)(2) of the Form 8-K instructions.  In addition, please provide a statement of whether the audit committee, or board of directors, or authorized officer(s) has discussed this matter with your independent registered public accounting firm.  See Item 4.02(a)(3) of the Form 8-K instructions.

3. Alternatively, to the extent you received advisement by or notice from your independent registered public accounting firm that disclosure should be made or action should be taken to prevent future reliance on a previously issued audit report or completed interim review related to previously issued financial statements, please disclose this fact and provide all of the disclosures required by Item 4.02(b) and (c) of the Form 8-K instructions, including the date you were so advised or notified and providing a letter from your independent accountant addressed to us, to be filed as Exhibit 7 to the Form 8-
K, indicating whether they agree or disagree with your amended Item 4.02 Form 8-K disclosures.

4. The Item 4.02 Form 8-K should be amended in its entirety and filed as soon as practical to comply with the above comments, including providing a response letter to be filed on
EDGAR as correspondence.

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filing to be certain that the filing includes the information the Securities Exchange Act of
1934 and all applicable Exchange Act rules require. Since the company and its management are in possession of all facts relating to a company’s disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

In responding to our comments, please provide a written statement from the company acknowledging that:  the company is responsible for the adequacy and accuracy of the disclosure in the filing;
staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

You may contact me at (202) 551-3328, if you have questions regarding the above matters.

Sincerely,
/s/ Beverly A. Singleton
Beverly A. Singleton
Staff Accountant